EXHIBIT 99.1

Laredo Resources Corp.

NEWS RELEASE

Pony Mountain, Montana.  Laredo Resources Corp. (OTCQB: LRDR) (“Laredo) announces that M & W Milling and Moen Excavation are now hauling from dumps of ore material located on the Pony property to a staging area at the base of the property, in order to be prepared for crushing and shipping.  The department of Environmental Quality DEQ has issued a permit for this activity.  The material will undergo testing by a resident geologist to determine the exact grades of gold in the stock piles to assist in monitoring the material before any shipment.   The dumps have already undergone bulk sampling under the direction of Moen Excavation over the past several months, and samples have been ICP scanned, which involves laboratory testing for any levels of impurities and/or contaminants, in order to eliminate any risk in subsequent processing.  It is intended to move and locate a crushing plant to the staging site later this month. The crusher has a capacity of up to 100 tons an hour depending upon the nature and size of the material.  Dumps are low grade ore material that have previously been excavated from tunnels drifted in to high grade zones located at previously mined locations on the property.

The Pony Mountain Gold property is located in the premier gold-producing Mineral Hills District in South Western Montana.  This 4000-acre package assembled over decades by a local partnership.

For further information on Laredo Resources Corp: www.laredoresources.com

Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this current report which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors.  Such factors include, among others, the inherent uncertainty of financial estimates and projections, the competitive and regulatory environments, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that our beliefs, plans, expectations and intentions contained in this current report are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.  Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our quarterly reports on Form 10-Q and our other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

CONTACT:	Robert C. Gardner Phone: 1-406-213-4700 Email: robertgardner@laredoresources.biz Websites: www.laredoresources.com